September 24, 2012
Board of Trustees
AIM Investment Securities Funds (Invesco Investment Securities Funds), AIM Sector Funds (Invesco Sector Funds), AIM Counselor Series Trust (Invesco Counselor Series Trust), AIM International Mutual Funds (Invesco International Mutual Funds), AIM Investment Funds (Invesco Investment Funds) and AIM Growth Series (Invesco Growth Series) (each a “Trust”, collectively the “Trusts”)
11 Greenway Plaza, Suite 100
Houston, Texas 77046-1173

Re:	Initial Capital Investment in Class R5 Shares and Class R6 Shares of certain Funds (collectively the “Funds”) of the Trusts
Ladies and Gentlemen:
The purpose of this letter is to set out our understanding of the conditions of and our promises and representations concerning this investment.
We hereby agree to purchase shares equal to the following dollar amount for the Funds:
Initial investment for the purpose of commencing/continuing operations of Class R5 Shares:

FUND AND CLASS	AMOUNT	DATE
AIM Investment Securities Funds (Invesco Investment Securities Funds)
Invesco Corporate Bond Fund	$10,000	September 24, 2012

AIM Counselor Series Trust (Invesco Counselor Series Trust)
Invesco Small Cap Discovery Fund	$10,000	September 24, 2012

AIM Investment Funds (Invesco Investment Funds)
Invesco Emerging Markets Equity Fund	$10,000	September 24, 2012
Initial investment for the purpose of commencing operations of Class R6 Shares:

FUND AND CLASS	AMOUNT	DATE
AIM Investment Securities Funds (Invesco Investment Securities Funds)
Invesco Dynamics Fund	$10,000	September 24, 2012
Invesco Real Estate Fund	$10,000	September 24, 2012

AIM Sector Funds (Invesco Sector Funds)
Invesco American Value Fund	$10,000	September 24, 2012

September 24, 2012

FUND AND CLASS	AMOUNT	DATE
AIM Counselor Series Trust (Invesco Counselor Series Trust)
Invesco Equally-Weighted S&P 500 Fund	$10,000	September 24, 2012
Invesco Small Cap Discovery Fund	$10,000	September 24, 2012

AIM International Mutual Funds (Invesco International Mutual Funds)
Invesco Global Growth Fund	$10,000	September 24, 2012
Invesco Global Opportunities Fund*	$10,000	September 24, 2012
Invesco Select Opportunities Fund*	$10,000	September 24, 2012

AIM Growth Series (Invesco Growth Series)
Invesco Balanced-Risk Retirement Now Fund	$10,000	September 24, 2012
Invesco Balanced-Risk Retirement 2020 Fund	$10,000	September 24, 2012
Invesco Balanced-Risk Retirement 2030 Fund	$10,000	September 24, 2012
Invesco Balanced-Risk Retirement 2040 Fund	$10,000	September 24, 2012
Invesco Balanced-Risk Retirement 2050 Fund	$10,000	September 24, 2012
Invesco Mid Cap Core Equity Fund	$10,000	September 24, 2012
Invesco Small Cap Growth Fund	$10,000	September 24, 2012
Invesco Convertible Securities Fund	$10,000	September 24, 2012
We understand that the price per share for the Class R6 Shares of the Funds will be equal to the next determined net asset value per share of the Class R5 Shares of the Funds (or the Class Y Shares of a Fund if such Fund does not have Class R5 Shares).
We hereby represent that we are purchasing these shares solely for our own account and solely for investment purposes without any intent of distributing or reselling said shares. We further represent that disposition of said shares will only be by direct redemption to or repurchase by the Trusts.
We further agree to provide the Trusts with at least three business day’s advance written notice of any intended redemption and agree that we will work with the Trusts with respect to the amount of such redemption so as not to place a burden on the Trusts and to facilitate normal portfolio management of the Funds.
Sincerely yours,
INVESCO ADVISERS, INC.

/s/ John M. Zerr
John M. Zerr
Senior Vice President

cc:	Mark Gregson Gary Trappe